Exhibit 1

TELE NORTE LESTE PARTICIPAÇÕES S.A.

Publicly-Held Company

Corporate Taxpayers’ Registry CNPJ/MF No. 02.558.134/0001-58

Board of Trade (NIRE) No. 33 300 26253-9

EXTRACT OF ITEM 2 TO THE MINUTES OF THE 373rd EXTRAORDINARY BOARD OF DIRECTORS’ MEETING, HELD ON JUNE 30, 2011.

In my role as secretary of the meeting of the board of directors, held on this date, I certify that item 2, “elect as chief executive officer José Mauro Mettrau Carneiro da Cunha, on an interim basis, and affirm the composition of the Company’s executive officers”, of the 373rd meeting of the board of directors of Tele Norte Leste Participações S.A. (“TNL”), held on June 30, 2011, at 5:00 p.m, at the board of directors meeting room, located at Praia de Botafogo No. 300, 11th floor, room 1101, Botafogo, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, reads as follows:

“As per item 2 of the Agenda, the Chair presented the letter of resignation submitted on this date by Luiz Eduardo Falco Pires Corrêa from the position of chief executive officer of the Company. Afterwards, the directors resolved to nominate José Mauro Mettrau Carneiro da Cunha to serve as chief executive officer, on an interim basis, as of July 1, 2011. The chief executive officer elect singed the respective Term of Office and Investiture on this date and declared not to have been involved in any crime that under the law prevents him from assuming the position to which he has been nominated. Those present agreed to affirm composition of the executive officers of the Company that, as of July 1, 2011, will include:

(i) as Chief Executive Officer, Mr. José Mauro Mettrau Carneiro da Cunha, Brazilian, married, bearer of identity card (RG) No. 02.549.734-8, issued by IFP/RJ, registered under CPF/MF No. 299.637.297-20, with commercial offices at Praia de Botafogo, No. 300, office 1101, Botafogo, Rio de Janeiro/RJ;

(ii) as Managing Director, Mr. Francis James Leahy Meaney, Irish, single, economist, bearer of the identity card (RNE) V218988-N, issued by CIMCRE/CGPMAF, registered under CPF/MF No. 054.404.117-80, with the address of Rua Humberto de Campos, No. 425, 8th floor, Leblon, Rio de Janeiro/RJ;

(iii) as Executive Officer, without specific designation, and Investor Relations Officer, Mr. Alex Waldemar Zornig, Brazilian, married, accountant, bearer of the identity card (RG) No. 9415053, issued by SSO/SP, registered under CPF No. 919.584.158-04, with the address of Rua Humberto de Campos, No. 425, 8th floor, Leblon, Rio de Janeiro/RJ;

(iv) as Executive Officer, without specific designation, Mr. Julio Cesar Fonseca, Brazilian, married, psychologist, bearer of the identity card (RG) No. M-1.367.001, issued by SSP/MG, registered under CPF/MF No. 318.103.906/30, with the address of Rua Humberto de Campos, No. 425, 8th floor, Leblon, Rio de Janeiro/RJ;

(v) as Executive Officer, without specific designation, Mr. Francisco Aurélio Sampaio Santiago, Brazilian, married, engineer, bearer of the identity card (RG) No. 244543, issued by SSP/SE, registered under CPF/MF No. 145.053.631-04, with the address of Rua Humberto de Campos, No. 425, 8th floor, Leblon, Rio de Janeiro/RJ; and

(vi) as Executive Officer, without specific designation, Mr. Maxim Medvedovsky, Brazilian, married, engineer, bearer of the identity card (RG) No. 101915858, issued by IFP, registered under CPF No. 016.750.537-82, with commercial offices at Rua Humberto de Campos, No. 425, 8th floor, Leblon, Rio de Janeiro/RJ.”

All active members of the board of directors were present, and the following affixed their signatures: José Mauro M. Carneiro da Cunha – Chair, Alexandre Jereissati Legey, Fernando Magalhães Portella, Fábio de Oliveira Moser, Carlos Fernando Costa, Shakhaf Wine, Cristiano Yazbek Pereira (alternate), Otávio Marques de Azevedo, Rafael Cardoso Cordeiro (alternate), Demósthenes Marques, Ricardo Antônio Mello Castanheira (alternate), Laura Bedeschi Rego de Mattos (alternate) and Zeinal Abedin Mahomed Bava.

Rio de Janeiro, June 30, 2011.

José Augusto da Gama Figueira

Secretary